UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

Intraware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25249	68-0389976
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, California    94563
(Address of principal executive offices including zip code)

(925) 253-4500
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 20, 2007, Intraware, Inc. ("Intraware" or "the Company") eliminated the position of Chief Operating Officer. Accordingly, Richard J. Northing, who has served as Chief Operating Officer since March 30, 2005, will be leaving Intraware effective February 28, 2007. Intraware is grateful to Mr. Northing for his many years of service to the Company.

Because the elimination of Mr. Northing's position constitutes a "Termination Without Cause" under his March 30, 2005 severance agreement with the Company, Mr. Northing will receive certain benefits under his severance agreement. Those severance benefits will consist of the following: (1) fifty percent of his annual salary, which equals a severance payment of $112,500 and will be paid March 1, 2007; (2) accelerated vesting of all stock options that otherwise would have vested by December 31, 2008, which vesting shall occur on or about February 28, 2007; and (3) the payment of any bonus award he has earned under the Company's bonus plan for fiscal year 2007, as determined by the metrics in the bonus plan and the Company's Board of Directors. In the event Mr. Northing is entitled to any bonus payment under the Company bonus plan, that bonus payment would be made in March of 2007.

Section 8 — Other Events

Item 8.01    Other Events

During its January 11, 2007 investor conference call, the Company provided guidance for the fourth quarter of its current fiscal year. The guidance provided by the Company did not contemplate the payment of cash severance benefits to Mr. Northing, or the accelerated vesting of his stock options through the end of 2008. While the Company expects to reduce its expenses over the long term by eliminating the Chief Operating Officer position, the combined impact of these severance expenses may cause the Company's financial results for the fourth quarter to differ materially from its previous guidance with respect to the Company's net loss, as forecasted with and without non-cash stock option expenses under SFAS 123R.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007	Intraware, Inc.

/s/ Paul D. Warenski Paul D. Warenski Senior Vice President, General Counsel and Secretary